CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-51219 and 333-108994 on Form S-8 of our report dated 28 September 2006 appearing in this Annual Report on Form 11-K of the Procter & Gamble Ireland Employees Share Ownership Plan for the year ended 30 June 2006.


/S/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE
Newcastle upon Tyne, United Kingdom

28 September 2006